Exhibit 21

SUBSIDIARIES OF SYSTEMAX INC.

DOMESTIC SUBSIDIARIES

1. 2. 3. 4. 5. 6. 7. 8. 9.	Global Computer Supplies Inc. (a New York corporation)
Global Equipment Company Inc. (a New York corporation)
Dartek Corporation (a Delaware corporation)
Nexel Industries Inc. (a New York corporation)
Tiger Direct Inc. (a Florida corporation)
Systemax Manufacturing Inc. (a Delaware corporation)
SYX Distribution Inc. (a Delaware corporation)
Systemax Services Inc. (a New York corporation)

FOREIGN SUBSIDIARIES

1. 2. 3. 4. 5. 6. 7.	Misco Germany Inc. (a New York corporation)
Misco Italy Computer Supplies S.P.A. (an Italian corporation)
H C S Global SA (a French corporation)
Systemax Europe Ltd. (a U.K. corporation)
Global Computer Products BV (a Dutch corporation)
Dabus Dataproducktor AB (a Swedish corporation)
Misco Iberia Computer Supplies S.A. (a Spanish corporation)

Note: the list excludes subsidiaries which, if considered in the aggregate as a single subsidiary, would not constitute a significant subsidiary as defined in Rule 1-02(w) of Regulation S-X as of December 31, 2004.